Exhibit 99.1

MEMORANDUM

TO	Joe Davis, Chris Colville
CONSOLIDATED GRAPHICS

FROM	Financial Dynamics

DATE	January 28, 2004

SUBJECT	3Q-04 Conference Call Script

1.              Introduction by Financial Dynamics

Thank you and good morning, everyone.  Welcome to the Consolidated Graphics conference call to discuss the Company’s results for the third quarter ended December 31, 2003.

You may receive a copy of today’s press release by calling Financial Dynamics at 212-850-5600 or visiting Consolidated Graphics’ Web site.

This conference call is being broadcast live on the Internet at www.consolidatedgraphics.com and a subsequent archive will be available.

Before we begin, I would like to remind everyone that remarks made by management during the course of this morning’s call contain certain forward-looking statements which involve known and unknown risks, uncertainties, or other factors that can cause actual results to differ materially from results, performance, or other expectations implied by these forward-looking statements.

Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability in the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in the Consolidated Graphics filings with the Securities and Exchange Commission.

Forward-looking statements, assumptions, and factors stated or referred to on this conference call are based on information available to Consolidated Graphics today.  Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions, or other factors after the date of this call to reflect the occurrence of events, circumstances, or changes in expectations.

During the course of this call, management of the Company may make reference to certain non-GAAP financial performance measures.  Management’s opinion regarding the usefulness of such measures, together with the reconciliation of such measures to the most directly comparable GAAP measures, are included in the company’s earlier filing today with the Securities and Exchange Commission.

So with these formalities out of the way, I’d like to turn the call over to Joe Davis, Chairman and Chief Executive Officer.  Joe, you may begin.

2.              Comments on Operations by Joe Davis

Thank you.  As Lindsay said, I am Joe Davis, Chairman and Chief Executive Officer of Consolidated Graphics.  On the call with me today is Chris Colville, Executive Vice President and Chief Financial Officer.

This morning we released our financial results for the December quarter.  In this quarter we exhibited many of the same positive trends that have characterized our recent quarters.  While benefiting from continued stabilization in the commercial printing sector, Consolidated Graphics leveraged its industry-leading position and strong fundamentals to generate our third consecutive quarter of significant growth in sales, operating margins, and net earnings.  Our results this quarter are evidence of the operating flexibility that we have built into our business to allow us to respond quickly to changes and opportunities.

The December quarter marked our second consecutive quarter of sequential sales growth and third consecutive quarter of operating margin improvement and earnings per share growth following the March quarter of a year ago when the full impact of the economy and the Iraq conflict severely impacted industry conditions and our results.  Our December quarter results also exceeded our internal expectations.  Sales in the quarter were $184.2 million, a 5.5% improvement over the September quarter.  Operating margins increased to 6.0%, up from 5.5% in the September quarter and earnings per share for the quarter were $.39, a 15% improvement over both the September quarter and our previous guidance of $.34.

Importantly, our December quarter results also reflect a nearly complete recovery from a year ago operating levels.  At that time, we had reported five consecutive quarters of sales growth and four consecutive quarters of virtually flat operating margins and increases in earnings per share, excluding the effect of the goodwill accounting change.  Our view was that industry conditions had at least stabilized, not knowing the pending impact the Iraq conflict would have.  Based on the progress we have subsequently made, with sales, operating margin and earnings per share only slightly below year-ago levels, we are cautiously optimistic that industry conditions, while far from being robust, have once again stabilized.  Certainly, the business environment in the printing industry continues to be adversely affected by factors such as overcapacity and intense competition, and these are issues that will require additional time to rectify.

However, as further stabilization and eventual industry growth occurs, we are confident that our leading position in the industry and our strategies to grow our business, combined with our strong balance sheet and continuing cost control focus, will result in long-term growth in sales and profits at rates greater than underlying industry growth rates.

I would like to review for you some of the more important elements of our strategy.  I mentioned our leadership position.  Consolidated Graphics has the largest and most impressive geographic footprint in the industry and, for the past year, we have taken specific steps to build our sales and marketing programs to further capture the benefits of our size and scale.

I am pleased with the direction our National Accounts program is heading, which remains one of the most important facets of our long-term growth strategy.  In the December quarter, National Accounts represented 8% of total sales, representing a nearly $1 million increase from the September quarter.  We have added two additional national account sales professionals and are seeing an increasing number of opportunities in this area.  In addition to National Accounts, CGXMedia is another key revenue growth strategy for the Company.

By working more closely with the national accounts team and by developing a more dynamic solution-selling approach, CGXMedia grew installed customer sites by more than 7% in the December quarter and is carrying significant momentum into the current quarter.

We have always been keenly focused on growing our companies and gaining market share.  Our year-over-year same location sales performance exceeded our expectations for the quarter.  A key initiative to drive internal sales growth in the near future will be digital printing.  Technology improvements in digital printing have greatly improved to the point where we can offer our customers comparable levels of quality and service to what they are accustomed to from our offset printing services.  We expect this market to grow and be complementary to our existing printing business and will be making additional investments in digital printing technology as our customers needs grow and adapt to these capabilities.

Acquisitions also remain a central component of our long-term growth plans.  We continue to see a number of candidates for tuck-in acquisitions as the long-term effect of adverse industry conditions continue to take their toll on under-capitalized companies.  We also expect that, as the economy improves, more owners of well-managed companies will evaluate their long-term strategic alternatives and conclude that a possible sale of their company is the best and most viable alternative.  However, as we have said before, there can be no assurances provided regarding the timing or frequency of acquisitions, in part due to the disciplined approach we undertake in evaluating any prospective opportunity.

We have the financial flexibility to grow through acquisitions as a result of our strong balance sheet.  This quarter we amended our bank credit facility, which extended the maturity date to July 2007 and created more favorable pricing and covenants.  We also reduced our total debt by $14.1 million, or 10%, in the December quarter.  This brings our total debt reduction for the past 9 months to $38.6 million, or 24%.  As a result of these actions, our balance sheet is stronger than ever, which allows us to operate and pursue our growth opportunities from a position of superior financial strength.

As we pursue the growth opportunities I have just discussed, we will continue to be very diligent with respect to tightly managing costs.  For the quarter, we reduced overall headcount slightly despite the increase in sales.  Almost all of this reduction was in our administrative classification in which we effected a 5% reduction for the quarter.  This reduction, together with other cost-saving initiatives such as our migration to a single-source payroll and human resources service provider, enabled us to increase our leverage on general and administrative expenses this quarter.  These efforts to streamline our cost structure have resulted in industry leading operating margins.  We are strongly committed to being the most efficient company in the industry.  Our operating margins, while not at the levels I believe we can achieve with the benefit of a stronger economy, reflect this commitment.

Looking forward to the March quarter, we do not expect the conditions that contributed to our year-ago results to reoccur.  While down sequentially due to the slight seasonal variance we typically experience, we expect sales in the March quarter to grow year-over-year by 6% to approximately $175 million.  While a portion of this growth will be attributable to recent acquisitions, we are incorporating a 3% same location sales growth factor into our estimate reflecting our business momentum and apparent improvement in the economy.  In addition, we expect operating margins and earnings per share to be flat with the September quarter and significantly stronger than year-ago results.

I’d now like to turn the call over to Chris Colville who will provide you with the additional quarter-end financial information.

3.              Comments on Financials by Chris Colville

Thank you, Joe.  Good morning.

This morning we filed our 10-Q for the December quarter, so I refer you to that filing (which can be accessed through our website at www.consolidatedgraphics.com) for more information on our balance sheet, operating results, and cash flows, as well as management’s discussion and analysis of our financial condition and results of operations.

I would like to point out the following highlights for the quarter:  Cash flow from operations for the quarter totaled $16.1 million, bringing cash flow from operations for the first three quarters to a healthy $54.9 million.  Total capital expenditures for the quarter were $4.8 million, of which $2.1 million was financed from operating cash flow.  Year-to-date capital expenditures now total $14.2 million and we have revised upward slightly our estimate of total capital expenditures for the year to $18 million.

We also generated $20.1 million of EBITDA in the December quarter, the highest level of quarterly EBITDA since the prior year December quarter.

This brings our 9 month year-to-date EBITDA total to $55.2 million.

Free cash flow for the quarter and 9 months year-to-date are $11.3 million and $40.7 million.

On the balance sheet, our cash balance was $11.6 million.  At the end of the quarter, we had total debt outstanding of $125.1 million.  This reflects a reduction in total debt of $14.1 million in the quarter and $51.2 million in the last 12 months.  Of our total debt outstanding at the end of the quarter, 46% was floating rate debt with a weighted average interest rate of 2.4%, and 54% was fixed rate debt with a weighted average interest rate of 5.9%.

Also, as Joe mentioned, during the quarter we announced the completion of an amendment to our bank credit facility.  Highlights of the amendment include a $150 million revolving credit facility maturing in July 2007 and revisions to certain leverage covenants resulting in improved pricing and greater flexibility for future acquisitions and stock repurchases.  We currently have in excess of $100 million available to be drawn on the facility and are fully and comfortably in compliance with all of the covenants required under that facility.

Joe also stated our expectations for March quarter results.  Specifically, revenues of approximately $175 million with sequentially flat operating margins of 6.0% and earnings per share of .39 cents.  To complete the equation, we expect interest expense to be approximately $1.5 million and our effective tax rate to remain the same at 39%.

I’d like to remind you that these expectations are before any goodwill impairment the Company may incur resulting from our annual testing under SFAS 142 at March 31, 2004.

Now, I will turn the call back to Joe to proceed.

4.              Conclusion by Joe Davis

Thank you, Chris.  As evidenced by our performance in the December quarter, we have been able to rapidly bounce back from one of the most severe industry downturns in recent memory.  As the commercial printing sector continues to stabilize and eventually improve, Consolidated Graphics will also grow and thrive.  We cannot guarantee the speed and magnitude of the overall economic recovery, but we believe that our Company will adapt and grow in response to the changing dynamics of our industry.

We are now available to answer any questions that you might have.

5.              Questions and Answers Session

6.              Final remarks by Joe Davis

Thank you for joining us today for our conference call.  We appreciate your continued support of Consolidated Graphics and we look forward to updating you on our progress during next quarter’s call.